UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 23, 2018

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)
(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On April 23, 2018, registrant issued a press release entitled “Halliburton Announces First Quarter 2018 Results."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FIRST QUARTER 2018 RESULTS

•	Reported income from continuing operations of $0.05 per diluted share

•	Adjusted income from continuing operations of $0.41 per diluted share, excluding a write-down in Venezuela

HOUSTON - April 23, 2018 - Halliburton Company (NYSE:HAL) announced today income from continuing operations of $46 million, or $0.05 per diluted share, for the first quarter of 2018. This compares to a loss from continuing operations for the first quarter of 2017 of $32 million, or $0.04 per diluted share. Adjusted income from continuing operations for the first quarter of 2018, excluding impairments and other charges related to a write-down of all of the Company’s remaining investment in Venezuela, was $358 million, or $0.41 per diluted share. This compares to adjusted income from continuing operations for the first quarter of 2017, excluding costs related to an early extinguishment of debt, of $34 million, or $0.04 per diluted share. Reported operating income was $354 million during the first quarter of 2018, compared to operating income of $203 million in the first quarter of 2017. Excluding impairments and other charges, adjusted operating income for the first quarter of 2018 was $619 million.

“We achieved total company revenue of $5.7 billion, representing a 34% increase compared to the first quarter of 2017. Adjusted operating income was $619 million, primarily driven by robust market conditions in North America,” remarked Jeff Miller, President and CEO.

“Our Completions and Production division was negatively impacted by delays in sand delivery, due to weather related rail interruptions during the quarter, but achieved a strong March exit with margins in the mid-upper teens. Our Drilling and Evaluations division had strong year over year revenue growth of 15% while operating income grew 54%.

“I am very pleased with the way our North America business exited the quarter. Activity in U.S. land remains resilient as our customers have a large portfolio of economically viable projects in today’s commodity price environment. As a result of the improved activity in U.S. land, in March we achieved a new record for stages per spread as the pressure pumping market remains tight. Our North America business exited the quarter in a strong position and I am confident in our ability to reach normalized margins in North America this year.

“Turning to the international markets, Halliburton has never been better positioned for a recovery than it is today. I am confident in the strength and performance our business will demonstrate as the international recovery unfolds.

“Overall, I am optimistic about Halliburton’s relative performance for the remainder of the year, and our ability to grow our North America margins and to maximize the value of our global footprint. We are executing our strategy, it is working well and it resonates with our customers. Our strategy is delivering industry leading returns and I am confident that it will continue to do so,” concluded Miller.

Operating Segments

Completion and Production

Completion and Production revenue in the first quarter of 2018 was $3.8 billion, an increase of $1.2 billion, or 46%, from the first quarter of 2017, while operating income tripled to $500 million. Improvements were led by increased activity in the United States land sector. Additionally, results improved due to increased well completion services in Europe/Africa/CIS and higher stimulation activity in the Middle East.

Drilling and Evaluation

Drilling and Evaluation revenue in the first quarter of 2018 was $1.9 billion, an increase of $258 million, or 15%, from the first quarter of 2017, while operating income was $188 million, an increase of $66 million, or 54% year over year. These increases were primarily due to increased drilling activity in North America and the Eastern Hemisphere, specifically in the North Sea. Results were partially offset by activity declines across multiple product service lines in Latin America.

Corporate and Other Events

As a result of recent changes in the foreign currency exchange system in Venezuela and continued devaluation of the local currency, combined with U.S. sanctions and ongoing political and economic challenges, Halliburton wrote down all of its remaining investment in the country during the first quarter of 2018. This resulted in a charge of $312 million, net of tax, consisting of $151 million of receivables, $53 million of fixed assets, $48 million of inventory, $13 million of other assets and liabilities, and $47 million of accrued taxes. The Company is maintaining its presence in Venezuela and is carefully managing its go-forward exposure.

Geographic Regions

North America

North America revenue in the first quarter of 2018 was $3.5 billion, a 58% increase year over year. This improvement was driven by increased activity throughout the United States land sector in the majority of Halliburton’s product service lines, primarily pressure pumping, as well as higher drilling and artificial lift activity.

International

International revenue in the first quarter of 2018 was $2.2 billion, a 9% increase year over year, resulting primarily from increased drilling activity and pressure pumping services in the Eastern Hemisphere, as well as pressure pumping activity in Argentina. These increases were partially offset by reduced drilling activity in Latin America.

Latin America revenue in the first quarter of 2018 was $457 million, a 1% decrease year over year, resulting primarily from activity declines across multiple product service lines in Venezuela, as well as decreases in pressure pumping and project management activity in Mexico. These results were partially offset by increases in pressure pumping services and drilling activity in Argentina.

Europe/Africa/CIS revenue in the first quarter of 2018 was $716 million, a 19% increase year over year, mainly due to higher drilling activity and well completion services in the North Sea, coupled with increased activity in Russia and Azerbaijan. These results were partially offset by activity reductions in Angola.

Middle East/Asia revenue in the first quarter of 2018 was $1.1 billion, a 7% increase year over year, largely resulting from increased drilling and stimulation activity in the Middle East and increased drilling activity in Indonesia, offset by lower completion tool sales and project management activity in the Middle East.

Selective Technology & Highlights

•
Halliburton announced a multimillion dollar software grant to the Colleges of Science and Engineering at Sultan Qaboos University in Oman. The grant provides access to leading industry software in geoscience, drilling and reservoir management so that students can gain practical experience to prepare for successful careers in the oil and gas industry.

•
Halliburton announced that its Angolan facilities, Luanda-SONILS base, which incorporates the Cabinda-Malembo base and Soyo-Kwanda base facilities, and all of the company's product service lines in those locations have received the American Petroleum Institute (API) Specification Q2 Registration. The facilities are the first in Angola to receive this registration, an advanced industry quality standard for oil and natural gas service companies.

•
Halliburton launched Quasar Trio®, the industry's first full M/LWD service capable of operating in extreme environments and the WiFire™ Acoustic Firing Head, a technology that provides an alternative way of activating tubing-conveyed perforating guns. Both offerings earned the OTC Spotlight Award for their innovation. The Quasar Trio service surpasses the limits of traditional LWD systems to offer a comprehensive suite of real-time measurements to help operators enhance reservoir understanding, make critical financial decisions earlier in the well construction process and reduce well time.

•
Halliburton's CoreVault™ RFPX technology is the first and only wireline rotary sidewall coring system that captures and preserves both reservoir rock and fluid samples within a high pressure encapsulated vessel for accurate hydrocarbon in place determination. High-pressure cores captured using the new advanced nitrogen pressure compensated RFPX system for a customer in West Texas confirmed a six-fold increase in recorded pressure as compared with the previous generation tool deployed in the same field.

About Halliburton

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With over 55,000 employees, representing 140 nationalities in approximately 70 countries, the company helps its customers maximize value throughout the lifecycle of the reservoir - from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production throughout the life of the asset. Visit the company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, Instagram and YouTube.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the continuation or suspension of our stock repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas; potential catastrophic events related to our operations, and related indemnification and insurance matters; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; the impact of federal tax reform, compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls and sanctions, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; agreement with respect to and completion of potential acquisitions and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2017, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	March 31		December 31
	2018	2017	2017
Revenue:
Completion and Production	$3,807	$2,604	$3,804
Drilling and Evaluation	1,933	1,675	2,136
Total revenue	$5,740	$4,279	$5,940
Operating income:
Completion and Production	$500	$147	$554
Drilling and Evaluation	188	122	293
Corporate and other	(69)	(66)	(79)
Impairments and other charges (a)	(265)	—	(385)
Total operating income	354	203	383
Interest expense, net (b)	(140)	(242)	(115)
Other, net	(25)	(18)	(24)
Income (loss) from continuing operations before income taxes	189	(57)	244
Income tax (provision) benefit (c)	(142)	25	(1,050)
Income (loss) from continuing operations	47	(32)	(806)
Loss from discontinued operations, net	—	—	(19)
Net income (loss)	$47	$(32)	$(825)
Net (income) loss attributable to noncontrolling interest	(1)	—	1
Net income (loss) attributable to company	$46	$(32)	$(824)
Amounts attributable to company shareholders:
Income (loss) from continuing operations	$46	$(32)	$(805)
Loss from discontinued operations, net	—	—	(19)
Net income (loss) attributable to company	$46	$(32)	$(824)
Basic income (loss) per share attributable to company shareholders:
Income (loss) from continuing operations	$0.05	$(0.04)	$(0.92)
Loss from discontinued operations, net	—	—	(0.02)
Net income (loss) per share	$0.05	$(0.04)	$(0.94)
Diluted income (loss) per share attributable to company shareholders:
Income (loss) from continuing operations	$0.05	$(0.04)	$(0.92)
Loss from discontinued operations, net	—	—	(0.02)
Net income (loss) per share	$0.05	$(0.04)	$(0.94)
Basic weighted average common shares outstanding	875	867	873
Diluted weighted average common shares outstanding	878	867	873

(a) During the three months ended March 31, 2018, Halliburton recognized a pre-tax charge of $265 million related to a write-down of its remaining investment in Venezuela, consisting of receivables, fixed assets, inventory and other assets and liabilities. During the three months ended December 31, 2017, Halliburton recognized an aggregate pre-tax charge of $385 million related to receivables in Venezuela.

(b) Includes $104 million of costs related to the early extinguishment of $1.4 billion of senior notes in the three months ended March 31, 2017.
(c) Includes $47 million of accrued taxes in Venezuela for the charge taken during the three months ended March 31, 2018. Includes an aggregate $882 million of non-cash discrete tax charges during the three months ended December 31, 2017, primarily related to tax reform as well as other discrete tax items.

See Footnote Table 1 for Reconciliation of As Reported Operating Income to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Income (Loss) from Continuing Operations to Adjusted Income from Continuing Operations.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	March 31	December 31
	2018	2017
Assets
Current assets:
Cash and equivalents	$2,332	$2,337
Receivables, net	5,255	5,036
Inventories	2,458	2,396
Other current assets	990	1,008
Total current assets	11,035	10,777

Property, plant and equipment, net	8,596	8,521
Goodwill	2,707	2,693
Deferred income taxes	1,227	1,230
Other assets	1,626	1,864
Total assets	$25,191	$25,085

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,830	$2,554
Accrued employee compensation and benefits	647	746
Short-term borrowings and current maturities of long-term debt	466	512
Other current liabilities	1,026	1,050
Total current liabilities	4,969	4,862

Long-term debt	10,428	10,430
Employee compensation and benefits	588	609
Other liabilities	815	835
Total liabilities	16,800	16,736

Company shareholders’ equity	8,365	8,322
Noncontrolling interest in consolidated subsidiaries	26	27
Total shareholders’ equity	8,391	8,349
Total liabilities and shareholders’ equity	$25,191	$25,085

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31
	2018	2017
Cash flows from operating activities:
Net income (loss)	$47	$(32)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation, depletion and amortization	394	383
Impairments and other charges	312	—
Working capital (a)	(88)	32
Other	(93)	(378)
Total cash flows provided by operating activities	572	5

Cash flows from investing activities:
Capital expenditures	(501)	(265)
Proceeds from sales of property, plant and equipment	47	41
Other investing activities	80	(13)
Total cash flows used in investing activities	(374)	(237)

Cash flows from financing activities:
Dividends to shareholders	(158)	(156)
Payments on long-term borrowings	(9)	(1,566)
Other financing activities	(12)	63
Total cash flows used in financing activities	(179)	(1,659)

Effect of exchange rate changes on cash	(24)	(11)
Decrease in cash and equivalents	(5)	(1,902)
Cash and equivalents at beginning of period	2,337	4,009
Cash and equivalents at end of period	$2,332	$2,107
(a) Working capital includes receivables, inventories and accounts payable.

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
Revenue	2018	2017	2017
By operating segment:
Completion and Production	$3,807	$2,604	$3,804
Drilling and Evaluation	1,933	1,675	2,136
Total revenue	$5,740	$4,279	$5,940

By geographic region:
North America	$3,517	$2,231	$3,400
Latin America	457	463	615
Europe/Africa/CIS	716	604	776
Middle East/Asia	1,050	981	1,149
Total revenue	$5,740	$4,279	$5,940

Operating Income
By operating segment:
Completion and Production	$500	$147	$554
Drilling and Evaluation	188	122	293
Total	688	269	847
Corporate and other	(69)	(66)	(79)
Impairments and other charges	(265)	—	(385)
Total operating income	$354	$203	$383

See Footnote Table 1 for Reconciliation of As Reported Operating Income to Adjusted Operating Income.

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017	December 31, 2017
As reported operating income	$354	$203	$383

Impairments and other charges	265	—	385

Adjusted operating income (a)	$619	$203	$768

(a)
Management believes that operating income adjusted for impairments and other charges for the three months ended March 31, 2018 and December 31, 2017 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effect of these items. Adjusted operating income is calculated as: “As reported operating income” plus "Impairments and other charges" for the three months ended March 31, 2018 and December 31, 2017. There were no such charges for the three months ended March 31, 2017.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Income (Loss) from Continuing Operations to
Adjusted Income from Continuing Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017
As reported income (loss) from continuing operations attributable to company	$46	$(32)

Adjustments:
Impairments and other charges	265	—
Costs related to early extinguishment of debt	—	104
Total adjustments, before taxes (a)	265	104
Tax provision (benefit) (b)	47	(38)
Total adjustments, net of taxes	$312	$66

Adjusted income from continuing operations attributable to company	$358	$34

As reported diluted weighted average common shares outstanding (c)	878	867
Adjusted diluted weighted average common shares outstanding (c)	878	871

As reported income (loss) from continuing operations per diluted share (d)	$0.05	$(0.04)
Adjusted income from continuing operations per diluted share (d)	$0.41	$0.04

(a)
Management believes that income (loss) from continuing operations adjusted for impairments and other charges and costs related to early extinguishment of debt is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes income (loss) from continuing operations without the impact of these items as an indicator of performance, to identify underlying trends in the business and to establish operational goals. The adjustment removes the effect of these items. Adjusted income from continuing operations attributable to company is calculated as: “As reported income (loss) from continuing operations attributable to company” plus "Total adjustments, net of taxes" for the three months ended March 31, 2018 and March 31, 2017.

(b)	Represents $47 million of accrued taxes in Venezuela for the charge taken during the three months ended March 31, 2018.
(c)
As reported diluted weighted average common shares outstanding for the three months ended March 31, 2017 excludes options to purchase four million shares of common stock as their impact would be antidilutive because Halliburton's reported income from continuing operations attributable to company was in a loss position during the period. When adjusting income from continuing operations attributable to company in the period for the adjustments discussed above, these shares become dilutive.

(d)
As reported income (loss) from continuing operations per diluted share is calculated as: "As reported income (loss) from continuing operations attributable to company" divided by "As reported diluted weighted average common shares outstanding." Adjusted income from continuing operations per diluted share is calculated as: "Adjusted income from continuing operations attributable to company" divided by "Adjusted diluted weighted average common shares outstanding."

Conference Call Details
Halliburton will host a conference call on Monday, April 23, 2018, to discuss the first quarter 2018 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please visit the website to listen to the call live via webcast. Interested parties may also participate in the call by dialing (888) 393-0263 within North America or (973) 453-2259 outside North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the call’s start time.

A replay of the conference call will be available on Halliburton’s website for seven days following the call. Also, a replay may be accessed by telephone at (855) 859-2056 within North America or (404) 537-3406 outside of North America, using the passcode 9999338.

###

CONTACTS

For Investors:
Lance Loeffler
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For Media:
Emily Mir
Halliburton, Public Relations
PR@Halliburton.com
281-871-2601

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	April 23, 2018	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Vice President, Public Law and
Assistant Secretary